Exhibit 99.1

APOLLO MANAGEMENT, L.P. COMPLETES ACQUISITION OF REALOGY CORPORATION

PARSIPPANY, N.J., April 10, 2007 — Realogy Corporation today announced the completion of its merger with an affiliate of Apollo Management, L.P. The transaction was consummated at an aggregate enterprise value of approximately $8.5 billion.

Realogy stock will cease to trade on the New York Stock Exchange before the opening of the market today. Under private ownership, Realogy will no longer be listed on the NYSE. Pursuant to the terms of the merger agreement entered into on December 15, 2006 and adopted by Realogy’s stockholders at a special meeting on March 30, 2007, Realogy stockholders are entitled to receive $30.00 in cash, for each share of Realogy common stock that they hold.

The conversion of shares of stockholders who hold Realogy shares through a bank or broker will be handled by the bank or broker. All stockholders of record hold uncertificated shares; accordingly, as soon as practicable, Mellon Investor Services, LLC, as paying agent, will mail checks to stockholders of record representing the merger consideration for the shares they held of record immediately prior to the consummation of the merger.

About Realogy Corporation

Realogy Corporation, the world’s largest real estate franchisor, has a diversified business model that also includes real estate brokerage, relocation and title services. Realogy’s world-renowned brands and business units include Century 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby’s International Realty®, NRT Incorporated, Cartus and Title Resource Group. Headquartered in Parsippany, N.J., Realogy (www.realogy.com) has approximately 15,000 employees worldwide. Realogy is owned by an affiliate of Apollo Management, L.P. Founded in 1990, Apollo Management is a recognized leader in private equity, debt and capital markets investing. To receive Realogy press releases, sign up for an e-mail subscription or secure a link for your RSS reader at www.realogy.com/media.

About Apollo Management, L.P.

Apollo is a leading private equity and capital markets investor with more than 16 years of experience investing across the capital structure of leveraged companies. The firm employs more than 80 professionals and has offices in New York, Los Angeles, London, Singapore and Paris. Since its inception, Apollo has managed more than $33 billion of capital across a wide variety of industries both domestically and internationally. The firm’s most recent private equity fund and its co-investment affiliate have capital commitments of $11.6 billion.

Media Contacts:

Mark Panus

(973) 407-7215

mark.panus@realogy.com

Kathy Borruso

(973) 407-5041

kathy.borruso@realogy.com

Investor Relations Contact:

Henry A. Diamond

(973) 407-2710

henry.diamond@realogy.com